 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Purthanol Resources Limited:

We consent to the incorporation by reference in the Form 10-12g amendment #2 of Purthanol Resources Limited as to our report dated February 25, 2022 with respect to the Balance Sheets of Purthanol Resources Limited as of November 30, 2021 and 2020 and the related Statements of Operations, Statement of Shareholders’ Deficit and Statement of Cash Flows for the period then ended. Our report dated February 25, 2022  relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ TAAD LLP

Diamond Bar, California

February 25, 2022